EXHIBIT 99.2
Telestone Technologies Corporation
TSTC Q1 2010 Earnings Conference Call Script
Conference ID: 4286880   "Telestone Technologies Conference Call"

Moderator/Speaker Dial-In Numbers (for John Mattio, Rudy Wilson & Jackie Chang):
TOLL-FREE   1 866 524-3159
TOLL/INTERNATIONAL   1-412-317-6759

Telestone Technologies Corporation  (NASDAQ:  TSTC)
Date:	Friday, May 14, 2010
Time:	9:00 am Eastern

Executives:
Han Daqing, Chairman and CEO of Telestone
Ms. Xiaoli Yu – CFO
Vicente Liu – VP, Finance
John Mattio – SVP, HC International

Operator

Good day ladies and gentlemen and welcome to Telestone Technologies Corporation’s first quarter 2010 earnings conference call. My name is (Operator Name) and I will be your operator for today. At this time, all participants are in a listen only mode. We will conduct a question-and-answer session after management’s presentation, towards the end of this conference. (Operator Instructions).

I would now like to turn the presentation over to your host for today's call, Mr. John Mattio from HC International, Investor Relations council for Telestone. Please proceed John.

John Mattio

Thank you operator.

Good morning everyone. Joining us today from China are Telestone’s CEO, Mr. Han Daqing, the Company’s Chief Financial Officer, Ms. Xiaoli Yu, and the Company’s VP of Finance, Mr. Vicente Liu. Mr. Han, Ms Yu, and Mr. Liu will review and comment on financial and operations results for the first quarter of 2010. They will then be available to answer questions after their presentation.

I would like to remind our listeners that on this call management's prepared remarks contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, customer lists, raw material costs, market acceptance, future capital requirements, competition in general, and other factors that may cause actual results to be materially different from those described herein as “anticipated”, “believed”, “estimated” or “expected”. Telestone Technologies Corporation is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For those of you unable to listen to the entire call at this time, an audio replay of this call will be available for seven days from Viavid.

Information about the webcast audio replay is available in the press release issued on May 13 and can also be obtained from HC International upon request. As a reminder, the Webcast version of this conference call is available through May 21, 2010.

At this time, I would like to introduce Mr. Vicente Liu, who will make some opening remarks on behalf of Telestone’s Chairman and CEO, Mr. Han Daqing. Mr. Liu please.

Mr. Vicente Liu

Thank you John. Good morning and thanks to everyone for joining us for our first quarter fiscal year 2010 earnings conference call.

We are pleased to have delivered significant growth in the first quarter of 2010. The first quarter is typically a time when we secure new contracts while billing out projects we finished in the previous year. During this first quarter, we saw an increase in sizeable orders for new projects using our WFDS™ solutions, notably for two major installations in Inner Mongolia and Sichuan. China Mobile, China Unicom and China Telecom, the “Big 3” carriers in China, continue to invest heavily in China's 3G network build-out and telecom infrastructure as China’s economy continues to grow. We believe the Big 3’s focus on enhancing their networks to support 3G and eventually 4G transmissions will create very strong demand for our network services and WFDS™ solutions throughout 2010, which is also supported by favorable government policies.

We are glad that you have joined us today to learn more about our success. We believe that upgrading domestic networks, and installing WFDS™ solutions in and outside of China will increase our profit margins, earnings per share, and shareholder value. Our goal is to create greater long term shareholder value. We are constantly working to diversify our shareholder base and support an equity price which reflects our intrinsic value.

I will now talk about our financial performance for the first quarter in 2010.

Financial Performance

In the first quarter ended March 31, 2010, sales to China Mobile, China Unicom and China Telecom accounted for 80.1%, 9.7%, and 8.5% of revenue, respectively. We are awarded installation contracts obtained from the Big 3 based on the network design solutions submitted for a particular site. Based on design and system requirements, we then design, engineer and sell RF-based local access network solutions for indoor and outdoor wireless coverage, IP-based products for Internet access, and unified local access network solutions based on our WFDS™ technology. A majority of our revenue is generated from providing comprehensive solutions for projects which generate both product and professional services revenue. To a lesser extent, we generate revenue from product-only sales or services-only sales.

Overall revenue growth for the quarter was directly attributable to sales of our proprietary WFDS™ network installations, which included product sales and upfront professional services such as system design, implementation and network maintenance services. In particular, we witnessed an increase in WFDS-related revenue from two multi-million dollar WFDS™ projects which we secured in Sichuan and Inner Mongolia. The Big 3 companies in China install and support a variety of telecommunication services including cellular, internet, voice and data. Our WFDS™ system can support these functions and simultaneously support a large number of users through local access network coverage for indoor and outdoor coverage areas.

Total revenue in the first quarter ended March 31, 2010 was $11.1 million, an increase of 41.0% from $7.9 million in the prior year's corresponding period. Product revenue of $5.1 million was primarily driven by our installation of equipment for 3G- and 2G/3G upgrade-related local wireless access network solutions and of equipment related to installations for our Inner Mongolia and Sichuan WFDS™ projects. Professional services revenue amounted to $6.0 million, which was mostly generated from the service component of our 3G- and 2G/3G upgrade-related local wireless access network solutions, which included two significant projects in Shandong and Hebei province.

In the first quarter of 2010, cost of goods sold was $6.2 million. Cost of goods primarily include materials used in manufacturing our 2G, 3G, 2G/3G upgrade and WFDS™ product lines, and project management and labor costs at customer locations. Corresponding gross profit was $4.9 million with gross margin of 44.4% for the quarter compared to gross margin of 59.5% in the first quarter of 2009. The decrease in gross margin for the quarter is attributed to the high gross profit margin of a high number of maintenance and design-only contracts, which we experienced in the first quarter of 2009..

In the first quarter of 2010, product sales were $5.1 million and product costs were $2.9 million, yielding a gross margin of 43.7%., compared to 41.8% in the first quarter of 2009. Professional services revenue were $6.0 million and costs were $3.3 million, yielding a gross margin of 44.9%, compared to a 72.0% gross margin in the first quarter of 2009.

For the three months ended March 31, 2010, sales and marketing expenses were $2.7 million, representing an increase of 25.1% from the same period last year. As a percentage of sales, sales and marketing expenses accounted for 24.5% of total revenue, as compared to 27.6% of total revenue for the corresponding period in 2009. The increase in sales and marketing expenses was primarily due to a stock-based compensation expense of $0.5 million in relation to payment for professional services rendered. Excluding the effects of the noncash charge, sales and marketing expenses would have been $2.2 million, or 20.1% of total revenue. As a percentage of revenue, sales and marketing expenses decreased during the three months ended March 31, 2010, when compared to the same period in 2009.

General and administrative expenses were $2.9 million, accounting for 26.4% of total revenue in the first quarter of 2010, as compared to $0.8 million or 10.7% of total revenue, for the corresponding period in 2009. The increase was primarily attributable to a noncash charge of $2.1 million related to the issuance of equity to certain directors of Shandong Guolian Telecommunications Technology Limited for services rendered in previous years to improve our operating results. Excluding the effects of the noncash charge, general and administrative expenses would have been $0.8 million, or 7.4% of total revenue.

For the three months ended March 31, 2010, we had a GAAP net loss of $1.1 million, representing a decrease of 198.5% from the same period in 2009. Excluding the effects of the previously-mentioned noncash charges of $2.1 million and $0.5 million, non-GAAP net income was $1.5 million, or 13.2% as a percentage of total revenue. Based on 10.5 million shares, GAAP loss per share was $0.11 per fully-diluted share.  Non-GAAP earnings per share were $0.14 per fully diluted share, representing a 26.6% increase from the same period last year.

The following is a discussion on our financial position on March 31, 2010.

Financial Position

On March 31, 2010 we had cash and equivalents of $10.0 million compared to $11.2 million on December 31, 2009. We maintained a current ratio of 2.2 based on $112.1 million in current assets and $49.9 million in current liabilities. Total assets were $116.5 million, and total liabilities were $49.9 million. As of March 31, 2010, we had $90.4 million in receivables compared to $89.0 million as of December 31, 2009. A DSO of 673 days is directly related to the projects we secure from the Big 3. Included in accounts receivable and DSO was 10-15% of the value of our customers’ contracts included to provide warranty service on installations for a twenty-four month period and 10-15% for a 12-month period.  These are amounts, which under GAAP rules, must remain on our accounts receivable until paid in full.  Also included in accounts receivable are outstanding payments owed to us by our clients as part of their normal payment cycles. Cash used from operations for the first quarter of 2010 was $1.1 million compared to $1.9 million in the year ago period.

I would now like to share with you some of our Company’s recent events

Recent Events

April 27, 2010 – We announced that we opened four new branch offices in Zhejiang, Ningxia, Qinghai and Anhui provinces. Sales from these four new branches in these high-growth provinces are expected to add $10.0 million in revenue during 2010.

May 4, 2010 – We announced that we secured a new contract from China Mobile’s Inner Mongolia branch to install a WFDS™ system, which will provide wi-fi coverage for China Mobile customers in five sub-provinces of Inner Mongolia. We estimate the value of the contract to be $8.0 million.

May 12, 2010 – We announced the appointment of Ms. Xiaoli Yu as CFO. Ms. Yu has 12 years of experience at Telestone and assumed the position of CFO effective May 11.  In addition, I joined Telestone as VP of Finance. Previously, I was an investment banker for over 10 years and focused on emerging growth companies in the United States and China.  I am very excited to be part of the Telestone team and believe that, with the Company’s leading technology, Telestone is in a very exciting and crucial position to benefit from continuing growth in China’s communications infrastructure investments.

2010 Guidance

Based on the revenue we expect to generate from our four new branches and updated business outlook, we are revising our 2010 Revenue Guidance from $118.0 million to $129.4 million, representing 80.0% growth year-over-year. We expect to generate gross margins of at least 42%. Guidance is based on the following assumptions.

•	Continued ability to sign contracts and complete installations in a timely manner
•	A favorable macroeconomic environment in China
•	Our expectation that integration of telecommunications, TV & radio broadcasting and internet access networks in China will begin in 2010, and the government will continue to support these measures
•	Our belief that our advanced technology and production capabilities, and strong R&D capability, will provide a clear differentiation in a competitive market
•	Our ability to increase sales of higher margin WFDS™ system throughout the year
•	Significant sales from the four new branch offices
•
Successful strategic marketing cooperation with Huawei Technologies Corp will continue to build a solid foundation for future market expansion, especially for overseas market development, and domestic market expansion

With that, I'd like to thank everyone participating in today’s call and for your continued interest in Telestone.

For more information about us, we will gladly furnish you with our investor relations packet which includes a PowerPoint presentation, company profile, and company brochure. Please feel free to contact our investor relations company, HC International, for printed or electronic information.

We will now open the call to any questions you may have for the management team. Thank you.

(Q&A session)

Closing Remarks

John Mattio

On behalf of the Telestone management team, we want to thank you for your interest and participation in this call. Please visit our website at http://www.china-marine.cn. We look forward to updating you on our progress next quarter and seeing you at investor conferences in China, the U.S. and hopefully at our facilities in the near future. We look forward to speaking to you again at the next earning conference call.